UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 25, 2004

ValueVision Media, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-20243	41-1673770
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6740 Shady Oak Road, Eden Prairie, Minnesota		55344-3433
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(952) 943-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05. Costs Associated with Exit or Disposal Activities.

On October 25, 2004, the Board of Directors committed the Company to a restructuring plan with the intent of simplifying the Company’s structure by streamlining the corporate organization and reducing operating costs. The restructuring consisted of the elimination of approximately 25 management and non-management positions within the Company. The plan is expected to result in a total charge estimated at approximately $3 million in the third quarter of fiscal 2004. The charge will be utilized to cover the cash costs associated with termination benefits for the workforce reduction, primarily severance and related benefits. The plan of action is expected to be completed in 2004.

Item 2.06. Material Impairments.

On October 25, 2004, the Company issued a press release announcing that the Company expects to take a third quarter non-cash impairment charge estimated at approximately $12-$13 million related to its FanBuzz, Inc. subsidiary as a result of the impairment of certain asset values driven primarily by the loss of a major partnership contract along with associated costs to restructure the subsidiary pursuant to the significant loss of this business. The lost partnership contract represented approximately 50% of the current year FanBuzz revenues. The impairment charges will include approximately $9.5 million to write down recorded goodwill as a result of the significant devaluation of the FanBuzz entity following the recent loss in business, approximately $1.8 million for impaired dedicated long-lived fixed assets expected to be significantly underutilized, approximately $600,000 of impaired inventory and approximately $500,000 of impaired intangible and other assets. The Company estimated its impairment charges in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," and SFAS No. 144. "Accounting for the Impairment or Disposal of Long-lived Assets".

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Departure of a Principal Officer.

On October 25, 2004, the Company announced that Richard Barnes will resign from the Company following a transition period. Mr. Barnes was Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company. In this capacity, Mr. Barnes served as principal financial officer and principal accounting officer of the Company.

(c) Appointment of a Principal Officer.

On October 25, 2004, the Company’s Board of Directors named Frank Elsenbast as Vice President of Finance and acting Chief Financial Officer. In this capacity, Mr. Elsenbast will serve as principal financial officer and principal accounting officer of the Company. Mr. Elsenbast, age 39, served as Vice President of Financial Planning and Analysis of ValueVision Media from September 2003 to October 2004. From May 2001 to September 2003, he served as Finance Director and from May 2000 to May 2001 he served as Finance Manager at the Company. Prior to joining the Company, Mr. Elsenbast served in various analytical and operational roles with The Pillsbury Company, culminating with his service as Senior Finance Manager from June 1999 through May 2000. He began his career with Arthur Andersen. Mr. Elsenbast is a CPA and has an MBA in Finance from the University of Minnesota.

The Company has not entered into an employment agreement with Mr. Elsenbast.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1 Press Release dated October 25, 2004
99.2 Press Release dated October 25, 2004 (incorporated by reference to the Company’s Current Report on Form 8-K dated October 25, 2004, filed on October 25, 2004, File No. 0-20243)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ValueVision Media, Inc.

October 29, 2004	By:	Nathan E. Fagre

Name: Nathan E. Fagre
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated October 25, 2004